WEINBERG & COMPANY, P.A.

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the foregoing Registration Statement on Form S-8 of our report dated February 7, 2019, except for Note 15, which is dated March 29, 2019, relating to the financial statements of Verb Technology Company, Inc. as of December 31, 2018 and 2017 and for the years then ended.

Weinberg & Company, P.A.
Los Angeles, California
December 23, 2019